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                               PARTICIPATION AGREEMENT


                                                                 July __, 1998


Banca del Gottardo
via Francini, 8
6901 Lugano
Switzerland

Attn:   A. Polli

                     Re:  Diametrics Medical, Inc. Note or Notes
                          --------------------------------------

Ladies and Gentlemen:

     We refer to the Note Purchase Agreement to be executed at the Closing pursuant to the Common Stock Purchase Agreement dated June 30, 1998 between Diametrics Medical, Inc. (the "BORROWER") and certain signatories thereto identified as "Purchasers" (including us), a copy of which has been furnished to you. That Note Purchase Agreement, as it may hereafter be amended or otherwise modified from time to time, is sometimes referred to in this participation agreement (the "PARTICIPATION AGREEMENT") as the "NPA" and the terms defined in the NPA and not otherwise defined in this Participation Agreement have the same meaning when used herein.

     Pursuant to the NPA, we intend to purchase a Note or Notes from the Borrower in an aggregate amount of US$6,700,000 (the "AGGREGATE NOTE AMOUNT"). We hereby confirm that we will sell and transfer to you under this Participation Agreement and you agree to buy and receive from us, an undivided interest and participation (your "PARTICIPATION") in the total amount of United States Dollars ONE HUNDRED FIFTY NINE THOUSAND ONE HUNDRED SIXTY THREE AND 20/100THS (US$159,163.20) (the "PARTICIPATION AMOUNT") in our Note or Notes, on the following terms and conditions:

     1. PURCHASE OF PARTICIPATION. (a) At the Closing, you will pay to us, at our account #07695-08132 at Bank of America, San Francisco, California (ABA#121-000-358), as the purchase price for your Participation in our Note or Notes, the Participation Amount in United States dollars and in same day available funds. We will, promptly upon our receipt of this purchase price from you, send you a participation certificate at your address below, in substantially the form of Exhibit A, confirming and evidencing your Participation.

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     (b)  For purposes of this Participation Agreement, "PURCHASED INTEREST"
means the pro rata fractional interest, expressed as a percentage, of: (i) the actual amount paid by you to us under Section 1(a) above as the purchase price for your Participation, divided by (ii) the Aggregate Note Amount.

     (c) If, for any reason other than a failure to close under the NPA, you fail to make timely payment to us of your Participation Amount, in addition to other rights and remedies which we may have, we shall be entitled to collect interest from you on the unpaid portion of your Participation Amount for the period from the date when payment was due until payment is made at the overnight rate for Federal funds transactions between member banks of the Federal Reserve System, as published by the Federal Reserve Bank of New York (the "FEDERAL FUNDS RATE"), for each day during that period.

     (d) The rights of a Holder pursuant to the NPA and our Note or Notes include the right to convert all or part of the Aggregate Note Amount into Conversion Shares of the Borrower. If you give us irrevocable written notice of your desire to convert all or part of your Participation into Conversion Shares, we will promptly exercise our conversion rights in accordance with the NPA with respect to your Purchased Interest in the Aggregate Note Amount and cause the corresponding Conversion Shares or other securities to be transferred to your name and delivered to you. Any costs or expenses incidental thereto shall be reimbursed to us as set forth in Section 7 below.

     2. PAYMENTS. (a) Whenever we receive a payment of principal, interest, fees or other payment, or whenever we make an application of funds, in connection with our Note or Notes (including, without limitation, any payment or application from any property or deposit held or taken by us in connection with our Note or Notes, whether as collateral or otherwise), we will promptly pay over to you, in United States dollars (or, if another currency was received or applied by us, in such other currency) and in the kind of funds so received or applied by us, an amount equal to your Purchased Interest of such payment or application.

     (b) All computations of interest, fees, and other costs shall be made as set forth in the NPA. Any determination made by us as to the allocation of payments received or amounts applied to your Participation in our Note or Notes shall be conclusive and binding for all purposes, absent manifest error.

     (c) If, for any reason, we make any payment to you before we have received the corresponding payment or made the corresponding application (it being understood that we are under no obligation to do so), and we do not receive the corresponding payment or make the corresponding application within three business days of our payment to you, you will, at our request, promptly return that payment to us (together

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with interest on that payment at the Federal Funds Rate for each day from the making of that payment to you until its return to us).

     (d) If, after we have paid to you your Purchased Interest of any such payment received by us or any such application made by us, such payment or application is rescinded or must otherwise be returned or must be paid over by us to any other person or entity, whether pursuant to any bankruptcy or insolvency law or otherwise, you will, at our request, promptly pay back to us your Purchased Interest of the payment or application so returned or paid over, together with your Purchased Interest of any interest or other amount required to be paid by us with respect to such payment or application.

     3. RESPONSIBILITIES OF SELLER. We will administer our Note or Notes with the same degree of care as is customary generally for the administration of corporate loans in the San Francisco financial market, provided that, we will not be liable for any error of judgment, or for any action taken or omitted to be taken by us, except for our own gross negligence or willful misconduct. Without limitation of the generality of the foregoing, we: (a) may consult with legal counsel (including counsel for the Borrower), independent public accountants and other experts selected by us and shall not be liable for any action taken or omitted to be taken in good faith by us in accordance with the advice of such counsel, accountants or experts; (b) make no warranty or representation and shall not be responsible for any statements, warranties or representations (whether written or oral) made in or in connection with the NPA or any document relating thereto or for the financial condition of the Borrower or for the value of any collateral; (c) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of the NPA or any document relating thereto on the part of the Borrower or to inspect the property (including the books and records) of the Borrower; (d) shall not be responsible for the due execution, legality, validity, enforceability, genuineness sufficiency or value of the NPA, our Note or Notes, or any document relating thereto or any collateral therefor; and (e) shall incur no liability under, or in respect of, the NPA, our Note or Notes, the Conversion Shares or any document or collateral related to the foregoing by acting upon any notice, certificate or other instrument or writing (which may be by telecopier, telegram, cable or telex) believed by us to be genuine and signed or sent by the proper party or parties.

     4. AGREEMENTS OF PURCHASER. You acknowledge that you have, independently and without reliance upon us, and based on your review of the NPA and such other financial statements, documents, and information as you have deemed appropriate, made your own credit analysis and decision to enter into this Participation Agreement. You also acknowledge that you will, independently and without reliance upon us, and based on such financial statements, documents, and information as you shall deem appropriate at the time, continue to make your own credit decisions in taking or not taking action under this Participation Agreement. You acknowledge that we have advised you that your interest in these transactions and your rights under the NPA and its related

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documents may not be the same from your Participation as they would be if you had executed such documents as a party. You acknowledge that we may, in our sole discretion, assign or sell other participations with respect to our Note or Notes. You agree to accept any Conversion Shares or securities issued in lieu thereof subject to the terms and restrictions set forth in the NPA and such other restrictions as may apply to us with respect to our Conversion Shares.

      5. AGREEMENTS OF SELLER. (a) As of the date of your purchase of a Participation in our Note or Notes hereunder and before giving effect thereto, (i) we will be the legal owner of such Note or Notes and the beneficial owner of such Note or Notes, free and clear of any adverse claim (other than your and any other participations), and (ii) we will not have actual knowledge of the existence of any Event of Default (as defined in the NPA).

     (b) We have furnished you with copies of the NPA and the other documents delivered to us in connection with the NPA and requested by you. Upon your request, we will furnish to you copies of the publicly-available financial statements and other publicly-available documents, and (subject to any duty of confidentiality to which we are subject) such other documents as we shall receive pursuant to the NPA, but we assume no responsibility with respect to the authenticity, validity, accuracy or completeness thereof. You agree to maintain the confidentiality of any confidential information included in this documentation.

     (c) We will give you prompt notice of the occurrence of any Event of Default under the NPA of which we shall have actual knowledge, but no failure to give you any such notice shall result in any liability on our part to you.

     6. ADMINISTRATION BY SELLER. (a) We will carry out our administrative duties to you under this Participation Agreement in accordance with the terms of this Participation Agreement and as otherwise required by applicable law.

     (b) We shall not, without your prior written consent, agree to the amendment, modification, or waiver of any of the terms of the NPA, our Note or Notes, or any agreement or document relating thereto or any collateral therefor, consent to any action or failure to act by the Borrower or any other party, or exercise any rights we may have in respect thereof, if, in any case, such amendment, modification, waiver, consent or exercise would:
(i) increase the amount of the Aggregate Note Amount, (ii) reduce the principal amount of or rate of interest on our Note or Notes or any fee or other charge of which you are entitled to receive a share under this Participation Agreement and payable under the NPA, (iii) postpone any date fixed for any payment of principal of or interest on our Note or Notes or any fee or charge of which you are entitled to receive a share under this Participation Agreement and payable under the NPA, (iv) release any collateral, except as otherwise contemplated in any document relating thereto or (v) amend the

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conversion rights set forth in the NPA or our Note or Notes. If we shall request your written consent to any of the actions described in this paragraph (b), and shall not receive your consent or a denial thereof in writing within 10 days of the making of such request, you shall be deemed to have given your consent.

     (c) Except as otherwise expressly provided in this Section 6, we reserve the right, in our sole discretion, in each instance, without prior notice to you, to agree to the amendment, modification or waiver of any of the terms of the NPA, our Notes or Notes, or any agreement or document relating thereto, to consent to any action or failure to act by the Borrower or any other party, and to exercise or refrain from exercising any powers or rights which we may have under or in respect of the NPA, our Note or Notes, or any agreement or document relating thereto or any collateral therefor, including, without limitation, the right to enforce the obligations of the Borrower or any other party.

     7. REIMBURSEMENT OF EXPENSES. You will on demand reimburse us to the extent of your Purchased Interest for any and all reasonable costs, expenses and disbursements (including, without limitation, reasonable attorneys' fees) which may be incurred or made by us in connection with our Note or Notes, and any action which may be taken by us to collect or enforce any obligation of the Borrower or any other party in respect of our Note or Notes or the NPA, for which we are not reimbursed at any time by or on behalf of the Borrower. We shall be entitled to deduct from any payments to be made to you under this Participation Agreement, and to retain, your Purchased Interest of, any and all reasonable costs, expenses and disbursements which may be incurred or made by us in connection with the enforcement of any obligation of the Borrower or any other person in respect of our Note or Notes or the NPA.

     8. SHARING OF PAYMENTS. If you shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) on account of our Note or Notes which is in excess of your Purchased Interest in payments on account of our Note or Notes obtained by us, you shall forthwith purchase from us such additional Participation in our Note or Notes as shall be necessary to cause you to share such excess payment ratably with us, PROVIDED, HOWEVER, that if all or any portion of such excess payment is thereafter recovered from you, such purchase from us shall be rescinded and we shall repay to you the purchase price to the extent of such recovery (together with interest on that amount at the Federal Funds Rate for each day from the date of payment of such purchase price to us until the return of such purchase price to you).

     9. PROPERTY OR COLLATERAL. With respect to any and all property or collateral taken by us, you shall have no interest in that property or collateral, except that if that property or collateral, or the proceeds thereof, shall be applied in reduction of amounts outstanding in connection with our Note or Notes, then you shall be entitled to your Purchased Interest therein (determined in accordance with Section 2).

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     10.  TAXES.  (a)  With respect to any payment made to or by you hereunder, you agree to pay (or, alternatively, to permit us to pay on your behalf) any present or future taxes, levies, imposts, deductions, charges, or withholdings, and all liabilities with respect thereto, excluding taxes imposed on net income and all income and franchise taxes of the United States and any political subdivisions thereof (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities being hereinafter referred to as "TAXES").

     (b) In addition, you agree to pay any present or future stamp or documentary taxes or any other excise or property taxes, charges, or similar levies which arise from any payment made hereunder or from the execution, delivery, registration, or otherwise with respect to this Participation Agreement or the transfer to you of your Conversion Shares or securities issued in lieu thereof (hereinafter referred to as "OTHER TAXES").

     (c) You will indemnify us for the full amount of Taxes or Other Taxes (including, without limitation, any Taxes or Other Taxes imposed by any jurisdiction on amounts payable under this Section 10) paid by us and any liability (including penalties, interest or expenses) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted. This indemnification shall be made within 30 days from the date we make written demand therefor.

     (d) You agree to provide to us, from time to time, completed and signed copies of any forms that may be required by the United States Internal Revenue Service in order to certify your exemption from United States withholding taxes with respect to payments to be made to you under this Participation Agreement.

     11. SILENT PARTICIPATION; SUBPARTICIPATIONS. (a) You shall not, without our prior written consent, notify or contact the Borrower with respect to any Participation. Notwithstanding the foregoing, you shall have the right to disclose this Participation, and the name of the Borrower with respect thereto, in any filing, prospectus or other document made available publicly or to your customers or otherwise as required by law.

     (b) You shall not subparticipate, assign, or transfer your Participation in our Note or Notes without our prior written consent, except as provided in this Section 11. You may, upon prior written notice to us, but without our consent, subparticipate all or any part of your Participation in our Note or Notes, or for the benefit of, any of your subsidiaries or affiliates, provided that: (i) your obligations under this Participation Agreement shall remain unchanged and you shall remain solely responsible for the performance of your obligations under this Participation Agreement, and
(ii) we shall continue to deal solely and directly with you in connection with your rights and obligations under this Participation Agreement.

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     12.  TERMINATION.  This Participation Agreement is a continuing agreement and shall remain in full force and effect until the indefeasible payment in full of all amounts owing under our Note or Notes.

     13. NOTICES AND PAYMENTS. All notices and other communications provided for under this Participation Agreement shall be in writing (including telecopier, telegram, cable or telex communications), unless otherwise specified, and shall be sent to you at the address set forth above or to us at the address set forth below (or such other address as you or we may designate in writing).

     14. GOVERNING LAW. This Participation Agreement shall be governed by and construed in accordance with the laws of the State of California.

                         [SIGNATURE PAGE FOLLOWS THIS PAGE]



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     Please confirm your agreement with the foregoing by executing the enclosed copy hereof and returning the same to us by July 31, 1998.

                                       Very truly yours,


                                       BCC ACQUISITION II LLC


                                       By: /s/ Roger H. Salquist
                                           -------------------------------
                                           Name:
                                           Title:

                                       Address:


Agreed and Accepted:
July 30, 1998

BANCA DEL GOTTARDO

By: /s/ Fabio Testori                              /s/ Claudio Poli
    -------------------------------------        ------------------------------
   Name:   Fabio Testori                           Claudio Poli
   Title:  Member of the Executive Board           Officer

                                      S-1
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                                   EXHIBIT A

                           PARTICIPATION CERTIFICATE


                                                         [Date of Participation]
Banca del Gottardo
via Francini, 8
6901 Lugano
Switzerland

Attn:  A. Polli

                    Re:  Diametrics Medical, Inc. Note or Notes
                         --------------------------------------

Ladies and Gentlemen:

     We hereby confirm that we have sold and transferred to you for your account and risk, upon the terms and conditions of our Participation Agreement with you, dated July __, 1998, an undivided interest and participation (your "Participation") to the extent of _______% (your "Purchased Interest") in and to our aggregate loan of US$6,700,000 ("Aggregate Note Amount") made by us on August __, 1998, to Diametrics Medical, Inc. (the "Borrower") pursuant to the Note Purchase Agreement, dated as of August __, 1998, between the Borrower and the undersigned.

     We acknowledge receipt from you of the sum of US$159,163.20 in payment of your Participation in such Aggregate Note Amount.

                                       Very truly yours,

                                       BCC ACQUISITION II LLC


                                       By:
                                           -------------------------------
                                           Name:
                                           Title: